Ex. 99.29(h)(2)(v)

Fourth Amended and Restated
Schedule A
to the
Transfer Agency Agreement
by and between
PPM Funds
and
UMB Fund Services, Inc.

NAMES OF FUNDS

PPM Core Fixed Income Fund
PPM Core Plus Fixed Income Fund
PPM Floating Rate Income Fund
PPM High Yield Core Fund
PPM Investment Grade Credit Fund
PPM Long Short Credit Fund
PPM Large Cap Value Fund
PPM Mid Cap Value Fund
PPM Small Cap Value Fund

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amended and Restated Schedule A to the Transfer Agency Agreement between the undersigned and dated as of November 20, 2019 to be executed by a duly authorized officer as of the 14th day of November, 2019.

PPM FUNDS

By:	/s/ Mark Mandich
Mark Mandich
Title:	Chief Executive Officer and President

Date:	11/13/2019

UMB FUND SERVICES, INC.

By:	/s/Maureen Quill

Title:	EVP

Date:	11/14/19